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Exhibit 10.4
                                    AGREEMENT


         AGREEMENT (this "Agreement"), dated as of January 2, 1998, by and between USABancShares, Inc., a Pennsylvania corporation (the "Company") and Kenneth L. Tepper, an individual ("Tepper").

         WHEREAS:

         A. Tepper is the holder of all of the issued and outstanding shares of Class B Common Stock, $.01 par value per share, of the Company (the "Class B Stock");

         B. Pursuant to Section 5 of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the shares of Class B Stock mandatorily convert into 10% of the then issued shares of Class A Common Stock, $1.00 par value per share, of the Company (the "Class A Stock") on January 1, 2001.

         C. The Company intends to issue and sell to accredited investors in a private placement (the "Private Placement") shares of Class A Stock;

         D. The Company may in the future issue and sell shares of Class A Stock in one or more public offerings;

         E. The Company has determined that a modification of the existing anti-dilutive conversion rights of the Class B Stock will have a favorable effect on the Private Placement and any future public offerings by the Company; and

         F. To enable the Company to achieve the favorable effect upon the Private Placement, the Company and Tepper have agreed to limit the effect of the anti-dilutive conversion feature of the Class B Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Tepper, intending to be legally bound, hereby agree as follows:

         1. CONVERSION FREEZE OPTIONS. The Company may pay to Tepper One Hundred and Fifty Thousand Dollars ($150,000) on January 2 (or such later date as the Company and Tepper may agree) of each of 1998, 1999 and 2000, each of which payments shall be deemed to be the Company's exercise of its option (each, a "Conversion Freeze Option") requiring that the Conversion Waiver (as defined below) be in effect for the period through and including the next succeeding January 1.

         2. CONVERSION OF CLASS B STOCK . Subject to the Company's exercise of each of its Conversion Freeze Options, Tepper hereby waives his right to receive any shares of Class


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A Stock in excess of 81,381 shares, which shares shall be deemed to be fully vested as of the date hereof and shall be subject to equitable adjustment for stock splits, stock dividends, reclassifications or similar events subsequent to the date hereof, upon the conversion of the Class B Stock into Class A Stock on January 1, 2001, or sooner if provided for pursuant to the terms of the Articles of Incorporation (the "Conversion Waiver"). If the Company fails for any reason to exercise a Conversion Freeze Option by failing to make the required payment therefor to Tepper on any given January 2nd (or such later date as the Company and Tepper may agree), then the Conversion Waiver shall not apply with respect to any shares of Class A Stock issued on or subsequent to such January 2nd and on or prior to the next January 1st.

         3. VOTING RIGHTS. So long as the Class B Shares are held by Tepper, Tepper shall retain all voting rights attendant thereto, including but not limited to, the right to elect one-third of the members of the Board of Directors of the Company.

         4. STOCK OPTIONS. The Company shall grant to Tepper incentive stock options (the "Stock Options") to purchase up to 30,000 shares of Class A Stock under the Company's Stock Option Plan. The Stock Options shall be exercisable for a period of five (5) years from the date on which the Stock Options are granted under the Company's Stock Option Plan and be on substantially the terms (including the vesting schedules) contained in the stock option agreements attached hereto as Exhibit A. The exercise period of the Stock Options shall survive the expiration or termination of this Agreement for any reason. The Stock Options shall be exercisable for the following prices:

                  Number of Options        Exercise Price

                  20,000 110% of the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on the date hereof

                  10,000                   $20.00


         5.       GOVERNING LAW; MISCELLANEOUS.

                  a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in the Commonwealth of Pennsylvania. The Company and Tepper irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the Commonwealth of Pennsylvania in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts.

                  b. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties.



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                  c. Headings. The headings of this Agreement are for
convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                  d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

                  e. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by each of the parties.

                  f.       Successors and Assigns.   This Agreement shall be
binding upon and inure to the benefit of the parties and their successors and assigns.

                  g. Third Party Beneficiaries.This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  h. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.


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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


USABANCSHARES, INC.


By:_________________________                      ___________________________
Name:                                             KENNETH L. TEPPER
Title:


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